Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2015 Financial Results

– Restaurant Sales Grow 10% to $85.8 Million –

– Net Income from Continuing Operations Increased 15% to $7.7 Million –

– Quarterly Earnings Per Share from Continuing Operations Up 22% to $0.22 –

WINTER PARK, Fla.—(BUSINESS WIRE)—July 31, 2015—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 28, 2015.

Highlights for the second quarter of 2015 compared to the second quarter of 2014 were as follows:

Net income was $7.5 million, or $0.22 per diluted share, in the second quarter of 2015 compared to net income of $6.9 million, or $0.19 per diluted share, in the second quarter of 2014.

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Income from continuing operations was $7.7 million, or $0.22 per diluted share, in the second quarter of 2015 compared to income from continuing operations of $6.7 million, or $0.18 per diluted share, in the second quarter of 2014.

At the end of the second quarter of 2015, the Company had no outstanding funded debt under its senior credit facility, down from $3 million at the end of the first quarter of 2015.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “We were pleased to see a continuation of positive operating trends throughout the second quarter.  Our solid revenue growth was driven by a balanced contribution from our new restaurants and a 4.2% increase in comparable store sales, which included a return to positive traffic growth.  Furthermore, our topline momentum and strong operational execution enabled us to generate another quarter of strong earnings growth.”

O’Donnell added, “As we look forward, we intend to continue to manage our business with a balanced approach of reinvesting in our core operations, maintaining disciplined growth, and returning excess capital, pursuing a strategy that we believe can deliver consistent and meaningful shareholder returns over the long term.”

Review of Second Quarter 2015 Operating Results from Continuing Operations

Total revenues in the second quarter of 2015 were $91.0 million, an increase of 9.7% as compared to $83.0 million in the second quarter of 2014.

Company-owned Sales

●	For the second quarter of 2015, Company-owned comparable restaurant sales increased 4.2%, which was driven by an increase in traffic of 0.7% and an average check increase of 3.5%.
●	Average unit weekly sales were $100.3 thousand in the second quarter of 2015, an increase of 4.9% compared to $95.6 thousand in the second quarter of 2014.
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66 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2015 compared to 64 Ruth’s Chris Steak House restaurants at the end of the second quarter of 2014. Total operating weeks for the second quarter of 2015 increased to 858 from 819 in the second quarter of 2014. Total operating weeks exclude discontinued operations.

Franchise Income

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Franchise income in the second quarter of 2015 was up 8.1% to $4.1 million compared to $3.8 million in the second quarter of 2014. Franchise income included a 1.0% increase in comparable franchised restaurant sales, and an increase in opening fees and royalties from new franchise restaurant openings during the last 12 months.

●	79 franchisee-owned restaurants were open at the end of the second quarter of 2015 compared to 75 at the end of the prior year second quarter.

Operating income in the second quarter of 2015 increased 16.0% to $11.4 million, compared to $9.8 million in the second quarter of 2014. As a percentage of total revenues, operating margin increased 68 basis points year-over-year.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 133 basis points in the second quarter of 2015 to 30.5%, driven predominately by a 2% year-over-year decline in beef prices.
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Restaurant operating expenses, as a percentage of restaurant sales, decreased 145 basis points in the second quarter of 2015 to 46.9%, primarily due to lower healthcare claims experience in the quarter and the effects of higher sales on fixed costs.

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General and administrative expenses, as a percentage of total revenues, increased 113 basis points in the second quarter of 2015 to 8.2%, driven by an increase in performance based compensation expense.

At the end of the second quarter of 2015, the Company had $0 in debt outstanding under its senior credit facility, a decrease from $3 million in debt outstanding at the end of the first quarter of 2015.

During the second quarter of 2015, the Company repurchased 143,092 shares of common stock for approximately $2.3 million under the Company’s previously announced $50 million share repurchase program. Since the beginning of 2014, the Company has repurchased 1.6 million shares for approximately $20.7 million. As of the end of the second quarter of 2015, the Company had $39.6 million remaining under its current authorization.

Subsequent to the end of the second quarter of 2015, the Company’s Board of Directors, as part of the Company’s focus on long-term shareholder returns, approved the payment of a quarterly cash dividend to shareholders of $0.06 per share. This dividend will be paid on August 27, 2015 to shareholders of record as of the close of business on August 13, 2015. This dividend represents a 20% increase from the quarterly cash dividend paid to shareholders in August 2014.

Development Update

The Company expects to open its second Dallas, TX restaurant early in the fourth quarter of 2015. As previously announced, the Company has signed a lease to open a restaurant in Albuquerque, NM, which is now currently expected to open early in 2016. Additionally, the Company has signed leases to open restaurants in Cleveland, OH and El Paso, TX in the second half of 2016.

Ruth’s Chris Steak House franchisees opened restaurants in Charleston, SC and Ann Arbor, MI during the second quarter. Franchisees are currently projected to open a third restaurant in San Antonio, TX in the fourth quarter of 2015, and a new location in Jakarta, Indonesia in the first quarter of 2016.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2015 outlook as follows:

●	Cost of goods sold of 31.5% to 32.5% of restaurant sales, inclusive of beef inflation of 3-6% year-over-year in the second half of 2015,
●	Restaurant operating expenses of 46.5% to 48.5% of restaurant sales,
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues,
●	General and administrative expenses of $27.5 million to $29.5 million,
●	Effective tax rate of 31% to 34%,
●	Capital expenditures of $20 million to $23 million,
●	Fully diluted shares outstanding of 34.7 million to 35.2 million (exclusive of any future share repurchases under the Company's previously announced share repurchase program.)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact future operating results and financial conditions.

Conference Call

The Company will host a conference call to discuss second quarter 2015 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-457-1035. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 3128529. The replay will be available until August 7, 2015. The call will also be webcast live from the Company's website at www.rhgi.com under the “Investor Relations” section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 140 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; changes in, or the discontinuation of, the Company’s share repurchase program or dividend payments; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014

Revenues:
Restaurant sales	$85,765	$77,989	$177,836	$163,059
Franchise income	4,117	3,807	8,139	7,843
Other operating income	1,167	1,210	2,419	2,458
Total revenues	91,049	83,006	188,394	173,360

Costs and expenses:
Food and beverage costs	26,162	24,828	54,262	51,496
Restaurant operating expenses	40,264	37,741	81,966	76,584
Marketing and advertising	2,448	1,923	4,040	3,669
General and administrative costs	7,445	5,847	13,892	12,072
Depreciation and amortization expenses	3,187	2,714	6,106	5,224
Pre-opening costs	139	119	515	528
Total costs and expenses	79,645	73,172	160,781	149,573

Operating income	11,404	9,834	27,613	23,787

Other income (expense):
Interest expense, net	(174)	(298)	(400)	(585)
Other	16	12	31	21

Income from continuing operations before income tax expense	11,246	9,548	27,244	23,223
Income tax expense	3,577	2,880	8,807	7,566

Income from continuing operations	7,669	6,668	18,437	15,657
Income (loss) from discontinued operations, net of income taxes	(153)	236	(509)	111
Net income	$7,516	$6,904	$17,928	$15,768

Basic earnings (loss) per common share:
Continuing operations	$0.22	$0.19	$0.53	$0.45
Discontinued operations	(0.00)	0.01	(0.01)	0.00
Basic earnings per share	$0.22	$0.20	$0.52	$0.45

Diluted earnings (loss) per common share:
Continuing operations	$0.22	$0.18	$0.53	$0.44
Discontinued operations	(0.00)	0.01	(0.01)	0.00
Diluted earnings per share	$0.22	$0.19	$0.52	$0.44

Shares used in computing net income (loss) per common share:
Basic	34,343,691	35,122,131	34,280,024	35,108,391
Diluted	34,611,107	35,587,975	34,640,397	35,703,436

Dividends declared per common share	$0.06	$0.05	$0.12	$0.10

The operating results of the Mitchell's Restaurants and a Ruth's Chris Steak House restaurant closed in September 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income.